Exhibit 99.2
NEOHYDRO TECHNOLOGIES CORP. IDENTIFIES CABLE TELEVISION COMPANIES AS A POTENTIAL MARKET FOR GIHS

CALGARY, ALBERTA – September 30, 2009 – Neohydro Technologies Corp. (OTC BB: NHYT), a Company focused on “Green” technologies in the automotive, transportation, and power generation sectors, has identified multiple cable/telecommunications companies across Canada as one of its initial target markets.  Initially focusing in British Columbia and Alberta, Neohydro Technologies plans to introduce the Green Interactive Hybrid System (GIHS) to a variety of utility companies in order to demonstrate how the technology will benefit their fleets of light duty pickup trucks, vans and SUV's by increasing performance and fuel economy while lowering the carbon footprint and increasing engine life.  As fleet vehicles reach the end of their service life, it is Neohydro’s goal to upfit replacement new vehicles and additions to the fleet.

“The value proposition for companies with fleets have many benefits, as they will save on fuel costs, maintenance and repair costs, increased amortization of their vehicles, and increased revenue from the benefits of qualifying for carbon credits due to the reduction of carbon emissions into the environment,” states Michael Kulcheski.

For example, Western Canada's largest cable television company has more than 2,100 fleet vehicles.  For each vehicle, based upon the 2009 Chevrolet Silverado 1500, the average benefit per-vehicle after the installation of the GIHS system would be approximately 32mpg city from 14 mpg (a 128% increase), 500 HP from 315 HP (a 58% increase).  With fleet vehicles across North America averaging approximately 19,090 miles annually during their service tenure, the benefits of more than doubling the gas mileage and increasing stock engine power by nearly 60% is clear.

The projected annual fuel savings per vehicle installed with the GIHS (in relation to the same vehicle without the system) is $3,068 (based on $4.00/US Gallon gasoline).  If the entire fleet of 2,100 vehicles are equipped and rotated into service, the approximate total annual fuel savings would be $6,442,800.

Michael Kulcheski, CEO of Neohydro, commented, "The increased performance coupled with the dramatic increase in fuel economy and engine longevity are compelling reasons for our customers to convert their fleets to the GIHS as they retire vehicles and add to their fleets."

About Neohydro Technologies Corp

Neohydro Technologies Corp. (www.neohydrotechnology.com) is traded under the symbol NHYT on the OTCBB exchange and is based in Calgary, Alberta, Canada. Neohydro is a Technology Company focused on “Green” technologies in the automotive, transportation, and power generation, focused initially on the light and heavy-duty trucking industry. Neohydro has licensed a unique patented turbo hybrid system. This revolutionary Green Interactive Hybrid System™ is proven to assist an engine to operate more efficiently, with less effort, less fuel consumption, and enhanced horsepower. Thus increasing engine life as well as adding obvious economic benefits, and enhanced horsepower to many significantly underpowered vehicles, such as limousines and fleet vehicles where incremental cost for larger engines may not be an economically viable option. Advanced tuning methods also significantly decrease harmful emissions. In the case of most technological enhancements with vehicles, there are significant concerns about negating existing factory warranty protection. At present the Company’s technology is only engineered for one automobile manufacture where it does not void the manufacturer’s warranty. However, plans are underway to engineer the technology to include other manufacturers as well.

Further information on the Company can be found at www.sec.gov and the company’s website at www.neohydrotechnology.com

Safe Harbor Statement

Statements in this press release regarding NeoHydro’s products, services, capabilities, performance, opportunities, development and business outlook that are forward-looking involve and are subject to known and unknown risks, uncertainties and other factors, some of which are beyond NeoHydro's control and difficult to predict, and could cause actual results to differ materially from those anticipated, expressed or forecasted in the forward-looking statements. Such risks and uncertainties may include, but are not limited to: lack of operating history, transitioning from a development company to an operating company, difficulties in distinguishing NeoHydro's products and services, ability to deploy NeoHydro's products, lack of or delay in market acceptance and fluctuations in customer demand, dependence on a limited number of significant customers, reliance on third party vendors and strategic partners, ability to meet future capital requirements on acceptable terms, continuing uncertainty in the emissions reduction industry and the global economy, compliance with federal and state regulatory requirements, timing, availability and success of new technology and product introductions and the other factors discussed in NeoHydro’s filings with the Securities and Exchange Commission.

Contact:

Michael Kulcheski
877-241-0265
investor@neohydrotechnology.com